Contact:
Andrea F. Rabney or                                        Andrew Merrill or
Jason E. Farber                                            David Pitts
ImClone Systems Incorporated                               Abernathy MacGregor
(646) 638-5058                                             (212) 371-5999

For Immediate Release
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                 IMCLONE SYSTEMS INCORPORATED ADOPTS STOCKHOLDER
                                   RIGHTS PLAN

New York, NY - February 15, 2002 -- ImClone Systems Incorporated (NASDAQ: IMCL) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of ImClone Systems which do not offer an adequate price to all stockholders or are otherwise not in the best interests of ImClone Systems and its stockholders.

ImClone Systems also announced today that Carl C. Icahn has made a filing with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Act seeking clearance to acquire up to $500 million of ImClone System's Common Stock. The waiting period for the HSR filing will expire on March 4, 2002, unless the FTC grants early termination or requests additional information from Mr. Icahn.

Under the Stockholder Rights Plan being adopted by the Company, each common stockholder of record at the close of business on February 19, 2002, will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from ImClone Systems one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $175. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of ImClone Systems' Common Stock (subject to certain exceptions) or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

"The rights are intended to enable all ImClone Systems stockholders to realize the long-term value of their investment in ImClone Systems," said Robert F. Goldhammer, Chairman of the Board of Directors of ImClone Systems Incorporated. "While it would not prevent an unsolicited acquisition of ImClone Systems, the Rights Plan should encourage anyone seeking to acquire ImClone Systems to negotiate directly with the Board prior to attempting an unsolicited acquisition."





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If any person becomes the beneficial owner of 15% or more of ImClone Systems'
Common Stock, each right will entitle the holder, other than the acquiring person, to purchase, for the initial purchase price, ImClone Systems Common Stock having a value of twice the initial purchase price. If, following an acquisition of 15% or more of ImClone Systems' Common Stock, ImClone Systems is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase, for the initial purchase price, common stock of the other party to such transaction having a value of twice the initial purchase price.

At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of ImClone Systems' Common Stock, ImClone Systems may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

Each of Bristol-Myers Squibb Company and Merck KGaA is a party to a standstill agreement with ImClone Systems, and each of them may acquire such shares of ImClone Systems' Common Stock as permitted by the terms of its standstill agreement without triggering any rights under the Plan.

ImClone Systems may redeem the rights at a price of $0.001 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on February 15, 2012, unless earlier exchanged or redeemed.

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone System's strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone is headquartered in New York with manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the Company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the Company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the Company's business; obtaining the raw materials necessary in the development of such compounds; consummating collaborative arrangements with corporate partners




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for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the Company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.




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